Exhibit 10.2

Description of the verbal agreement with MVP Biotech.

Duration and Termination: There is no specific duration to our verbal agreement; any party can terminate the agreement at anytime verbally.

Product description and pricing: MVP provided us with a price list that includes all of the products being sold by MVP biotech and 12 levels of discount percentage from wholesale price, which is based on the amount of order units.

Monetary limits: We do not have any set minimum quantity purchase requirements.

Shipping: We are responsible for the product from picking it up from our supplier’s warehouse to the final destination, meaning we will pay all transport fees, taxes, customs and other expenses that might occur.